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                                                                     Exhibit 4.2

                          SECOND SUPPLEMENTAL INDENTURE

         SECOND SUPPLEMENTAL INDENTURE, dated as of March 15, 2003, made by and among Foster Wheeler Ltd., a company incorporated under the laws of Bermuda (the "Guarantor") in favor of the FW Preferred Capital Trust I, a business trust organized under the laws of Delaware (the "Trust") the Company and BNY Midwest Trust Company, an Illinois trust company, as Trustee (the "Trustee") and successor to the obligations of Harris Trust and Savings Bank, an Illinois banking corporation.

                                W I T E S S E T H

         WHEREAS, pursuant to a declaration of trust, dated as of May 8, 1998, executed by Foster Wheeler LLC (as successor to Foster Wheeler Corporation by operation of merger), a limited liability company organized under the laws of Delaware, (the "Company") and the trustees of the Trust, the Trust has issued 9.00% Preferred Securities, Series I (liquidation amount $25 per preferred security) (the "Trust Preferred Securities");

         WHEREAS, in connection with the issuance by the Trust of the Trust Preferred Securities, the Company issued $175,000,000 of junior subordinated debentures (the "Debentures") to the Trust pursuant to a Junior Subordinated Indenture, dated as of January 13, 1999, with the Trustee, as amended and supplemented by the First Supplemental Indenture dated as of January 13, 1999 (as so amended and supplemented, the "Indenture");

         WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may from time to time amend the Indenture without the consent of the Holders to make any change that does not adversely affect the rights of any such Holder in any material respect;

         WHEREAS, the Company and the Guarantor desire that the Guarantor shall fully and unconditionally guarantee the obligations of the Company under the Debentures (the "Guarantee"); and

         WHEREAS, all conditions precedent to amend the Indenture have been met.

         NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Trust and hereby covenants and agrees with the Trust as follows:

         1. Guarantee. The Guarantor fully and unconditionally guarantees the obligations of the Company in respect of the Debentures and under the Indenture.

         2. Subordination. The Guarantee shall be subordinated and junior in right of payment to all indebtedness of the Guarantor, whether such indebtedness is outstanding on the date hereof or thereafter incurred, to the same extent and in the same manner as the Company's obligations on the Debentures are subordinated pursuant to the terms of Article XV of the Indenture.

         3. Indenture Effective. Except as amended and supplemented hereby, the Indenture is hereby ratified and confirmed in all respects and shall remain in full force and effect.

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         4. Binding Effect. The Guarantee shall be binding upon the Guarantor and its respective successors and assigns and shall inure to the benefit of the Trust and its successors and assigns.

         5. Amendment; Discharge. Neither the Guarantee nor any provision of this Second Supplemental Indenture may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto.

         7. Notices. All notices provided hereunder shall be deemed made when delivered to the principal executive offices of the party to be notified.

         8. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         9. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and the Guarantor and not of the Trustee.


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         IN WITNESS WHEREOF, the Company and the Guarantor have caused this
Second Supplemental Indenture to be executed and delivered as of the date first written above.


                                      FOSTER WHEELER LLC




                                      By:      /s/Robert D. Iseman
                                         ---------------------------------------
                                          Name:  Robert D. Iseman
                                          Title: Vice President



                                      FOSTER WHEELER LTD., as Guarantor,


                                      By:      /s/Thomas R. O'Brien
                                          --------------------------------------
                                             Name:  Thomas R. O'Brien
                                             Title: Senior Vice President




Accepted and Agreed:

BNY MIDWEST TRUST COMPANY, as Indenture Trustee


By:      /s/C. Potter
    ----------------------------------------
      Name:  C. Potter
      Title: Assistant Vice President


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